Exhibit 23.1

                INDEPENDENT AUDITORS' CONSENT




The Board of Directors
CPI Corp.


We consent to incorporation by reference in the Registration Statement on Form S-8 of CPI Corp. relating to the CPI Corp. Employees Profit Sharing Plan and Trust of our report dated
April 3, 1997 related to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 1, 1997 and February 3, 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended February 1, 1997, which report appears in the February 1, 1997 Annual Report on Form 10-K of CPI Corp.


                                 /s/ KPMG Peat Marwick LLP
                                     --------------------------







St. Louis, Missouri
March 30, 1998















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